Exhibit 99.4

CONTACTS:	Media Relations	Investor Relations
	Jami Schlicher, JCPR	312-827-3940
	973-850-7309	investor.relations@envestnet.com
jschlicher@jcprinc.com

FOR IMMEDIATE RELEASE

ENVESTNET COMPLETES FUNDQUEST ACQUISTION

Tim Clift to Join Envestnet|PMC as Chief Investment Strategist

CHICAGO – December 13, 2011 – Envestnet, Inc. (NYSE: ENV), a leading provider of wealth management software and services to financial advisors, announced today that it has completed the acquisition of FundQuest Inc., BNP Paribas’ U.S. provider of fee-based managed services and solutions. The Boston-based firm had approximately $15 billion in assets under management and administration as of June 30, 2011.

“This acquisition builds on our ability to empower advisors to achieve excellence in portfolio and practice management,” said Jud Bergman, Chairman and CEO of Envestnet. “Our advisor clients will benefit from expanded resources in investment management and research, and in client support, which strengthen our integrated wealth management solutions.”

Since its founding in 1993, FundQuest, Inc. has provided managed account programs, overlay portfolio management, mutual funds, institutional asset management and investment consulting to RIAs, independent advisors, broker-dealers, banks and trust organizations.

“Our customers can now gain from Envestnet’s vast selection of investment products and platform solutions, including state-of-the-art proposal generation, investment analytics and aggregated performance reporting capabilities,” said Lincoln Ross, President and CEO of FundQuest, Inc.

As part of the acquisition, Envestnet has announced that Timothy Clift, formerly Chief Investment Officer and Chairman of the Investment Committee at FundQuest, Inc., will join Envestnet|PMC® as Chief Investment Strategist, responsible for the development of investment strategies for client portfolios as well as the development of manager and fund strategist selection methods. “This is an exciting opportunity for me to lead Envestnet’s efforts in delivering broad product offerings and investment strategies to clients through a consultative process,” Mr. Clift said.

Mr. Clift joined FundQuest in 1994, where he maintained overall responsibility for the firm’s investment management programs for separately managed accounts, mutual funds, alternative investments, exchange-traded funds and annuities. As Chairman of the Investment Committee, he led a team of portfolio managers and analysts to produce the firm’s research and recommendations.

Prior to joining FundQuest, Mr. Clift worked for Donaldson, Lufkin & Jenrette, where he was responsible for asset management, research and sales. He has more than 20 years of industry and investment management experience.

For more information, please contact Jami Schlicher at 973-850-7309 or jschlicher@jcprinc.com.

ABOUT ENVESTNET (NYSE: ENV)

Envestnet, Inc. (NYSE: ENV) is a leading provider of integrated wealth management software and services to financial advisors. Envestnet’s Advisor Suite® software empowers advisors to better manage client outcomes and strengthen their practice. Envestnet offers advanced portfolio solutions through its Portfolio Management Consultants group (“PMC”). Envestnet Reporting Solutions gives advisors an in-depth view of clients’ aggregated investments, empowering holistic, personalized advice. Envestnet is headquartered in Chicago with offices in Boston, Denver, New York, Sunnyvale, and Trivandrum, India. The firm has over $127 billion in total assets served and more than 909,000 investor accounts.* For more information on Envestnet, Inc. please visit www.envestnet.com.

*	Data includes assets under management or administration and licensing agreements as of 9/30/2011.